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                                                                       Exhibit 4



                                 [DEMEGEN LOGO]



February 8, 2000


James Colker
CEO Venture Fund
2000 Technology Drive, Suite 160
Pittsburgh, PA 15219-3451


Re: Demegen Warrant No. 1 (the "Warrant") held by CEO Venture Fund (the "Fund")


Dear Jim:

         This letter will confirm the agreement that has been reached between Demegen, Inc. (the "Company") and the Fund concerning certain provisions of the Warrant as follows (all capitalized terms not otherwise defined in this letter will have the meaning given to them in the Warrant):

         1. The Company will permit the warrant to be transferred without an accompanying transfer of the Preferred Stock held by the Fund;

         2.       In the event the Company shall exercise its rights under
                  Section 2.3 of the Warrant to call the Warrant and the Fund shall subsequently exercise the Warrant in accordance with
                  Section 2.3(b) of the Warrant, the Company shall extend the time that the Fund shall have to pay the Exercise Price for a period of twenty-four (24) months;

         3. The Company will file a Form SB-2 registration statement with the Securities Exchange Commission seeking registration of the 4,965,556 shares of its Common Stock issuable upon the exercise of the Warrant on or before March 31, 2001; and

         4. In consideration of the Company's covenants set forth in items 1-3 above, the Fund has agreed to purchase Two Hundred Thousand dollars ($200,000) of the Units offered for sale by the Company in the upcoming offering to accredited investors.

If the foregoing accurately reflects the terms of the agreement we have reached, please so indicate in the space provide below on the additional enclosed copy of the letter and return it to me.


Very Truly Yours,

/s/ Richard D. Ekstrom
----------------------------
Richard D. Ekstrom
President


Acknowledged and Agreed:

CEO Venture Fund III

By /s/ James Colker
----------------------------
Title: Managing General Partner



            Demegen, Inc. o 1051 Brinton Road, Pittsburgh, PA 15221
                       o 412-241-2150 o Fax 412-241-2161